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                                                                     Exhibit 1.1


               [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

        (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)



                                  ANNOUNCEMENT

ON 28TH JANUARY, 2005 (WASHINGTON, D.C. TIME), [CHINESE CHARACTERS] (CHINA AVIATION SUPPLIES IMP. & EXP. CORPORATION) ENTERED INTO AN AGREEMENT WITH BOEING COMPANY REGARDING THE PROPOSED PURCHASE OF CERTAIN BOEING B7E7 AIRCRAFT FOR FUTURE USE BY VARIOUS AIRLINE COMPANIES INCLUDING THE COMPANY.


This announcement is issued in compliance with Rule 13.09 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "LISTING RULES").

On 28th January, 2005 (Washington, D.C. time), [Chinese Characters] (China Aviation Supplies Imp. & Exp. Corporation), as the agency company in the People's Republic of China (the "PRC") in respect of import and export of civil aircraft, entered into an agreement (the "AGREEMENT") with Boeing Company in Washington, D.C., the United States of America regarding the proposed purchase of certain Boeing B7E7 aircraft for future use by various PRC airline companies. These airline companies are in this connection signatories to the Agreement.

[Chinese Characters] (China Eastern Airlines Corporation Limited) (the "COMPANY") is one such airline company and, as currently contemplated, will be allocated fifteen Boeing B7E7 aircraft under the Agreement. Details regarding the Company's actual purchase of such fifteen Boeing B7E7 aircraft from Boeing Company (the "POSSIBLE TRANSACTION") are however yet to be considered and discussed, and the formal agreement has not been signed. The Company will commence negotiations with Boeing Company. If the Company enters into formal agreement(s) in respect of the Possible Transaction and if any relevant regulatory requirements as are applicable to the Company arise, the Company will comply with such requirements as appropriate.

Boeing Company is a company based in Chicago and is a leading manufacturer of civil aviation products in the world. To the best of the knowledge, information and belief of the Company's directors having made all reasonable enquiry, each of Boeing Company and [Chinese Characters] (China Aviation Supplies Imp. & Exp. Corporation) and their respective ultimate beneficial owner(s) is a third party independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and is not a connected person of the Company.

The new Boeing B7E7 aircraft that the Company may acquire from Boeing Company under the Possible Transaction, if materialised, will be introduced to the Company's fleet to cater for the increasing market demand, both domestic and international alike, enhancing its competitiveness and hence operating capability. The Company believes that the Possible Transaction is beneficial to its long-term strategic development, and is in the interests of the Company's shareholders as a whole.



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                                         By order of the board of the Directors
                                                 CHINA EASTERN AIRLINES
                                                  CORPORATION LIMITED
                                                      LUO ZHUPING
                                             Director and Company Secretary

The Company's directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
29th January, 2005

Please also refer to the published version of this announcement in the China Daily (English) and Hong Kong Commercial Daily (Chinese).


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